Exhibit 99.1

Autoliv asks for reconsideration

(Stockholm, Sweden, July 17, 2007) - - - On July 16, Autoliv received notice that the United States Federal Circuit Court of Appeals upheld a judgment entered against Autoliv ASP, Inc., a subsidiary of Autoliv Inc. – the worldwide leader in automotive safety systems. The judgment requires Autoliv ASP to pay damages and interest to a former supplier. The aggregate amount could total approximately $36 million depending on the court’s calculation of post-judgment interest which has not yet been made.

Autoliv maintains that the damage award was based in part on accounting errors by the supplier discovered in the course of the supplier’s bankruptcy proceedings. Autoliv has therefore decided to file with the Federal Circuit Court a motion seeking reconsideration of its decision.

As a consequence of the Federal Circuit’s decision, Autoliv has decided to increase its provisions for legal disputes by $30 million that together with existing provisions should cover the amount fully.

As disclosed in Autoliv’s Annual Report and filings with the Securities and Exchange Commission (SEC), a former supplier sued Autoliv ASP in 1999. The law suit relates to certain commercial agreements dating back to 1995. In December 2003, the district court awarded the supplier approximately $27 million in damages plus $7 million in pre-judgment interest. In 2004, in connection with the  proceedings in the supplier’s bankruptcy proceeding, it was revealed that the supplier’s account data, upon which the damages were in part based, contained errors and misrepresentations. On that basis, Autoliv appealed the lower court’s judgment and the supplier cross-appealed the calculation of the pre-judgement interest. On Monday this week, Autoliv received notice that the Federal Circuit Court of Appeals affirmed the judgment of the lower court. Given the exceptional circumstances in this case, Autoliv decided to file a motion for reconsideration.

The $30 million increase in Autoliv’s provisions will be made in to the second quarter this year and will be included in Other operating expense in the quarterly report that Autoliv will publish on July 26 as announced earlier. The effect on net income, earnings per share and other variables will be further disclosed in the second quarter report next week.

Inquiries:
Mike Anderson, Acting Company Secretary,  Phone +1-248-475-0442
Mats Ödman, VP Corporate Communications, Phone +46-8-587-20 623.

Autoliv, Inc.	Autoliv North America
Klarabergsviadukten 70, Sec. E	26545 American Drive
P. O. Box 703 81, SE-107 24 Stockholm, Sweden	Southfield, MI 48034, USA
Tel +46 (0)8 58 72 06 23, Fax +46 (0)8 411 70 25	Tel +1-248-475-0427, Fax +1-801-625-6672
e-mail: mats.odman@autoliv.com	e-mail: ray.pekar@autoliv.com